UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): February 8, 2017

Kellogg Company
(Exact name of registrant as specified in its charter)

Delaware	1-4171	38-0710690
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
One Kellogg Square
Battle Creek, Michigan 49016-3599
(Address of principal executive offices, including zip code)
(269) 961-2000
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

The information in Item 2.02 of this Current Report, including the attached Exhibit 99.1, shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

On February 9, 2017, Kellogg Company (the "Company") announced financial results for the period ended December 31, 2016, a copy of which is attached as Exhibit 99.1.

Item 2.05. Costs Associated with Exit or Disposal Activities.

The Company announced an expansion and extension to its previously-announced global efficiency and effectiveness program (“Project K”) to reflect additional and changed initiatives. Project K is expected to continue generating a significant amount of savings that may be invested in key strategic areas of focus for the business or utilized to achieve our 2018 margin expansion target. The Company expects that these savings may be used to improve operating margins or drive future growth in the business. In addition to the original program’s focus on strengthening existing businesses in core markets, increasing growth in developing and emerging markets, and driving an increased level of value-added innovation, the extended program will also focus on implementing a more efficient go-to-market model for certain businesses and creating a more efficient organizational design in several markets. Since inception, Project K has provided significant benefits and is expected to continue to provide a number of benefits in the future, including an optimized supply chain infrastructure, the implementation of global business services, a new global focus on categories, increased agility from a more efficient organization design, and improved effectiveness in go-to-market models.

The execution of Project K is now expected to be complete with full savings benefits being realized by the end of 2019. Project K is projected to result in cumulative pretax charges, once all initiatives are approved and implemented, of $1.5 to $1.6 billion, with cash costs estimated to be approximately $1.1 billion. The Company currently expects the charges will include asset-related costs totaling approximately $500 million which will consist primarily of asset impairments and other exit-related costs; employee-related costs totaling approximately $500 million which will include severance, pension and other termination benefits; and other costs totaling approximately $600 million which will primarily consist of charges related to the design and implementation of global business capabilities and costs related to implementing more effective go-to-market models. In connection with the expansion and extension of Project K, the Company announced it will exit its Direct Store Delivery ("DSD") network. A copy of the press release announcing the Company's exit from its DSD network is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

The Company now expects annual cost savings generated from Project K will be approximately $600 to $700 million by 2019. The savings will be realized primarily in selling, general and administrative expense with additional benefit realized in gross profit as cost of goods sold savings are partially offset by negative volume and price impacts resulting from go-to-market business model changes. The overall savings profile of the project has been updated to reflect the Company’s go-to-market initiatives that will impact both selling, general and administrative expense and gross profit. The Company has realized approximately $300 million of annual savings through the end of 2016. Cost savings will continue to be utilized to increase margins and be strategically invested in areas such as in-store execution, sales capabilities, including adding sales representatives, re-establishing the Kashi business unit, and in the design and quality of our products. The Company has also invested in production capacity in developing and emerging markets, and in global category teams.

This Current Report on Form 8-K contains forward-looking statements about Project K. These statements are made on the basis of the Company’s views and assumptions as of this time and the Company undertakes no obligation to update these statements unless required by law. These statements are not guarantees of future performance; they involve risks and uncertainties and actual events or results may differ materially from these statements. Potential risks and uncertainties that could cause actual results to differ from expected results include, among others, whether the Company will be able to implement Project K as planned, whether the expected amount of the costs associated with Project K will exceed the Company’s forecasts and whether the Company will be able to realize the anticipated benefits in the amounts and at the times expected from Project K. Investors should consult the Company’s filings with the Securities and Exchange Commission (including the information set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended January 2, 2016) for information about certain other factors that could cause such differences. Copies of these filings may be obtained upon request from the Company’s Investor Relations Department or on the Company’s web site at http://www.kellogg.com.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.
Exhibit 99.1 Earnings Release dated February 9, 2017
Exhibit 99.2 Press Release dated February 8, 2017

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KELLOGG COMPANY

Date: February 9, 2017	/s/ Ronald L. Dissinger
	Name:	Ronald L. Dissinger
	Title:	Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

99.1    Earnings Release dated February 9, 2017
99.2    Press Release dated February 8, 2017